Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2016 FINANCIAL RESULTS

TOANO, Va., February 21, 2017 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter Results

Net sales in the fourth quarter of 2016 were $244.9 million, an increase of 4.3% from the fourth quarter of 2015. This includes a comparable store net sales increase of 2.8%, which reflected a 3.0% increase in average sale slightly offset by a 0.2% decrease in customers invoiced. Non-comparable store net sales increased $3.6 million over the comparable prior year period. The Company opened three new stores during the fourth quarter of 2016.

Gross margin was 32.9% in the fourth quarter of 2016, compared with 23.0% in the prior year period. The increase in gross margin was primarily attributable to the prior year reduction in the carrying value of the Company’s inventory of laminate flooring sourced from China, related moldings and other inventory adjustments of approximately $21.7 million as well as shifts in the mix of products sold to items such as vinyl, which generally have lower retail price points, but higher gross margins.

Selling, general and administrative ("SG&A") expenses in the fourth quarter of 2016 were $89.7 million compared to $85.5 million in the prior year quarter. The increase was attributable to a $5.5 million increase in payroll-related costs in our store staffing, professional and installation sales teams, and corporate capabilities as well as an approximate $1.5 million increase in advertising spend. These items were offset by the net impact of the change in the costs highlighted in the attached supplemental schedule. As a percentage of net sales, SG&A increased slightly to 36.6% from 36.4% during the prior year period.

Net loss for the fourth quarter of 2016 was $5.5 million, or a loss of $0.20 per diluted share, as compared to a net loss of $19.8 million, or $0.73 per diluted share, during the prior year period.

At December 31, 2016, the Company had $101.0 million in liquidity, comprised of $10.3 million of cash and $90.7 million of availability under its revolving credit facility. The Company had $40.0 million outstanding on its revolving credit facility at December 31, 2016. This compares to $93.9 million in liquidity at December 31, 2015, which was comprised of $26.7 million in cash and $67.2 million of availability under the revolving credit facility. The Company had $20.0 million outstanding on its revolving credit facility at December 31, 2015.

Dennis Knowles, Chief Executive Officer, commented, “We are pleased with our sales performance during the quarter, posting our second consecutive increase in comparable sales. While this represents a further step in the right direction, we remain focused on improving our business to drive long term value for Lumber Liquidators shareholders. Our recent investment in a broader, trend-right assortment supported by deeper inventory reflects our commitment to serve our customers. As a part of our strategic direction, we invested in our store operations and the development of both installation and pro-customer programs. We continue to believe the strategic direction we set for the Company remains sound, and we are committed to driving the actions that will return the Company to profitability.”

Full Year Results

Net sales decreased 1.9% to $960.6 million in 2016 from $978.8 million in 2015. Comparable store net sales decreased $45.0 million, or 4.6%, and net sales in non-comparable stores added $26.8 million versus the prior year. The Company opened nine new stores in 2016, and as of December 31, 2016, operated 383 stores in the United States and Canada.

Gross profit increased 9.0% to $303.9 million from $278.9 million in 2015. SG&A expenses increased as a percentage of net sales to 41.4% in 2016, compared to 37.0% in 2015.

Net loss was $68.6 million, or $2.51 per diluted share in 2016 compared to a net loss of $56.4 million, or $2.08 per diluted share, in the prior year.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on February 21, 2017, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through February 28, 2017 and may be accessed by dialing (844) 512-2921 or (412) 317-6671 and entering pin number 13654853. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With more than 380 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENT

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements in this press release may include, without limitation, statements regarding legal matters and settlement discussions, the terms of and compliance with the Plea Agreement with the Department of Justice (the “Plea Agreement”) and the associated environmental compliance plan (the “Lacey Compliance Plan”), the Company’s ability to borrow under its asset-based revolving credit facility, elevated levels of legal and professional fees, elevated levels of payroll and stock-based compensation expense, sales growth, comparable store net sales, number of stores providing installation services, impact of cannibalization, impact of inflation, price changes, inventory availability and inventory per store, inventory valuation, earnings performance, stock-based compensation expense, margins, return on invested capital, advertising costs, costs to administer the Company’s indoor air quality testing program, intention to conduct additional investigation and reviews in connection with certain consumers’ indoor air quality tests, strategic direction, the scale of the expansion of and transition to the Company’s laminate products sourced from Europe and North America, supply chain, the demand for the Company’s products, benefits from an improving housing market, volatility in the housing market; construction of engineered hardwood as to not be subject to anti-dumping and countervailing duties, ultimate resolution of governmental investigations, and store openings and remodels. The Company’s actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rate; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company’s suppliers; the ability to retain and motivate Company employees; the availability of sufficient suitable hardwood; the impact on the Company if the Company is unable to maintain quality control over its products; the cost and effect on the Company’s reputation of, and consumers’ purchasing decisions in connection with, unfavorable allegations surrounding the product quality of the Company’s laminates sourced from China; the terms of and compliance with the voluntary measures associated with the settlement agreement with the California Air Resources Board; the terms of and compliance with the corrective action plan associated with the settlement agreement with the Consumer Product Safety Commission; changes in international trade laws and treaties; the Company’s suppliers’ ability to meet its quality assurance requirements; disruption in the Company’s suppliers’ abilities to supply needed inventory; the impact on the Company’s business of its expansion of laminate products sourced from Europe and North America and the flooring industry’s demand for product from these regions; disruptions or delays in the production, shipment, delivery or processing through ports of entry; the strength of the Company’s competitors and their ability to increase their market share; slower growth in personal income; the number of customers requesting and cost associated with addressing the Company’s indoor air quality testing program; the ability to collect necessary additional information from applicable customers in connection with indoor air quality test results; changes in business and consumer spending and the demand for the Company’s products; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the Company’s ability to offset the effects of the rate of inflation, if higher than expected; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company’s products; the duration, costs and outcome of pending or potential litigation or governmental investigations; ability to successfully and timely implement the Lacey Compliance Plan; ability to make timely payments pursuant to the terms of the Plea Agreement; ability to borrow under its asset-based revolving credit facility; ability to reach an appropriate resolution in connection with the governmental investigations; uncertainty regarding the disposition of the laminate flooring sourced from China and costs and/or benefits associated with such disposal; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company's other reports filed with the Securities and Exchange Commission, including the Item 1A, "Risk Factors," section of the Form 10-K for the year ended December 31, 2016.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31,	December 31,
	2016	2015
Assets
Current Assets:
Cash and Cash Equivalents	$10,271	$26,703
Merchandise Inventories	301,892	244,402
Prepaid Expenses	5,367	5,931
Refundable Income Taxes	31,429	19,596
Deferred Tax Asset	6,090	21,045
Other Current Assets	5,346	5,111
Total Current Assets	360,395	322,788
Property and Equipment, net	115,004	121,997
Goodwill	9,693	9,693
Other Assets	3,542	1,724
Total Assets	$488,634	$456,202

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$120,647	$55,247
Customer Deposits and Store Credits	32,639	33,771
Accrued Compensation	9,193	6,057
Sales and Income Tax Liabilities	4,249	3,914
Other Current Liabilities	19,984	28,755
Total Current Liabilities	186,712	127,744
Other Long-Term Liabilities	21,142	20,252
Deferred Tax Liability	9,888	10,638
Revolving Credit Facility	40,000	20,000
Total Liabilities	257,742	178,634

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 shares authorized; 31,102,436 and 29,913,274 shares issued and 28,248,606 and 27,088,460 shares outstanding at December 31, 2016 and 2015, respectively)	31	30
Treasury Stock, at cost (2,853,830 and 2,824,814 shares, respectively)	(139,420)	(138,987)
Additional Capital	202,700	180,590
Retained Earnings	169,037	237,600
Accumulated Other Comprehensive Loss	(1,456)	(1,665)
Total Stockholders’ Equity	230,892	277,568
Total Liabilities and Stockholders’ Equity	$488,634	$456,202

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except share data and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)

Net Sales	$244,901	$234,807	$960,588	$978,776
Cost of Sales	164,414	180,841	656,719	699,918
Gross Profit	80,487	53,966	303,869	278,858
Selling, General and Administrative Expenses	89,707	85,487	397,504	362,051
Operating Income (Loss)	(9,220)	(31,521)	(93,635)	(83,193)
Other Expense	188	97	638	234
Income (Loss) Before Income Taxes	(9,408)	(31,618)	(94,273)	(83,427)
Income Tax Expense (Benefit)	(3,915)	(11,791)	(25,710)	(26,994)
Net Income (Loss)	$(5,493)	$(19,827)	$(68,563)	$(56,433)
Net Income (Loss) per Common Share—Basic	$(0.20)	$(0.73)	$(2.51)	$(2.08)
Net Income (Loss) per Common Share—Diluted	$(0.20)	$(0.73)	$(2.51)	$(2.08)
Weighted Average Common Shares Outstanding:
Basic	27,734,878	27,087,965	27,284,434	27,082,299
Diluted	27,734,878	27,087,965	27,284,434	27,082,299

Lumber Liquidators Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Cash Flows from Operating Activities:
Net (Loss) Income	$(68,563)	$(56,433)	$63,371
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	17,505	17,392	14,714
Deferred Income Taxes	14,205	(12,064)	(152)
Stock-Based Compensation Expense	5,568	3,941	5,593
Stock-Based Portion of Provision for Securities Class Action	16,760	—	—
Inventory Lower of Cost or Market Adjustments	3,723	26,162	—
Impairment Charges related to Property and Equipment	—	4,392	—
Deconsolidation of Variable Interest Entity	—	1,457	—
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(62,054)	42,773	(62,140)
Accounts Payable	64,025	(21,450)	21,478
Customer Deposits and Store Credits	(988)	(1,075)	12,623
Prepaid Expenses and Other Current Assets	(11,465)	(18,385)	(1,836)
Other Assets and Liabilities	(6,317)	22,494	3,436
Net Cash (Used in) Provided by Operating Activities	(27,601)	9,204	57,087
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(8,908)	(22,478)	(71,138)
Other Investing Activities	575	—	—
Net Cash Used in Investing Activities	(8,333)	(22,478)	(71,138)
Cash Flows from Financing Activities:
Payments for Stock Repurchases	(433)	(295)	(53,310)
Proceeds from the Exercise of Stock Options	539	—	3,150
Excess Tax Benefit from Stock-Based Compensation	54	—	4,004
Payments for Debt Issuance Costs	(933)	—	—
Payments on Capital Lease Obligations	(469)	—	—
Borrowings on Revolving Credit Facility	37,000	39,000	53,000
Payments on Revolving Credit Facility	(17,000)	(19,000)	(53,000)
Net Cash Provided by (Used in) Financing Activities	18,758	19,705	(46,156)
Effect of Exchange Rates on Cash and Cash Equivalents	744	(15)	(140)
Net (Decrease) Increase in Cash and Cash Equivalents	(16,432)	6,416	(60,347)
Cash and Cash Equivalents, Beginning of Year	26,703	20,287	80,634
Cash and Cash Equivalents, End of Year	$10,271	$26,703	$20,287

Supplemental disclosure of non-cash investing and financing activities:
Borrowing on capital lease obligation to acquire equipment	$351	$—	$—

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules

(in thousands)

Items impacting gross margin with comparisons to the prior year include:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Inventory Impairments [1]	$-	$21,719	$-	$29,051
Antidumping Charges [2]	-	-	5,450	4,921
Indoor Air Quality Testing Program [3]	-	(198)	6,187	9,445
Total	$-	$21,521	$11,637	$43,417

1 In 2015, we recorded a write-off related to our suspension of the sale of Chinese laminate products totaling $22.5 million and incurred costs of $6.6 million related to the simplification of our business.

2 We incurred countervailing and antidumping costs of $5.5 million and $4.9 million associated with applicable shipments of engineered hardwood from China for the year ended December 31, 2016 and 2015, respectively.

3 During the year ended December 31, 2016 and 2015, we incurred costs related to our indoor air quality testing program of $6.2 and $9.4 million, respectively. Prior to June 30, 2016, costs related to our indoor air quality testing program were expensed as incurred. During the second quarter of 2016, we recorded an accrual of $3.0 million, which represented our best estimate of costs to be incurred in the future periods related to this program and is included in the total for 2016.

Items impacting SG&A with comparisons to the prior year include:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Securities and Derivatives Class Action [1]	$(2,910)	$-	$19,260	$-
Legal and Professional Fees [2]	3,385	4,129	28,414	21,059
Lacey/DOJ Settlement [3]	-	-	-	13,155
All Other [4]	-	4,787	2,800	11,089
Total	$475	$8,916	$50,474	$45,303

1 This amount represents the net charge to earnings related to the stock-based element of our settlement in the securities class action lawsuit in addition to $2.5 million related to our derivatives class action lawsuit.

2 Represents charges to earnings related to our defense of various significant legal actions during the period. This does not include all legal costs incurred by the Company.

3 Represents settlement accruals related to the completed DOJ-Lacey Act investigation in 2015.

4 All other primarily relates to various payroll factors, including our retention initiatives, impairment charges related to our decision to simplify our business and the net impact of the CARB and Prop 65 settlements in 2016.